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                                                                     Exhibit H-3

                       SECURITIES AND EXCHANGE COMMISSION

                                 Release No. 35-

Notice is hereby given that the following filing has been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by , 1998 to the Secretary, Securities and Exchange Commission, Washington D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified or any hearing, if ordered, and will receive a copy of any notice or in order issued in the matter. After said date, the Application/Declaration, as filed or as amended, may be granted and/or permitted to become effective.

Conectiv, a Delaware corporation, previously filed an Application/Declaration on Form U-1 (the "Application") with the Commission in this matter. The Order of the Commission dated February 26, 1998 (Release No. 35-26833) (the "Financing Order")issued in this file provided authorization for, among other things, (1) Conectiv and Delmarva Power & Light Company, a subsidiary utility company ("Delmarva") to issue up to an aggregate of $500 million of short-term debt at any one time from the date of the Financing Order through December 31, 2000, (2) Conectiv to issue up to 10 million shares of its common stock ("Common Stock") for benefit plans and a dividend reinvestment plan and (3) the formation and operation of a money pool (the "System Money Pool").

The purpose of this filing is to: (1) increase Conectiv's short-term debt authorization from $500 million (less any amount issued by Delmarva) to $800 million (less any amount issued by Delmarva), (2) amend the description of the benefit plans pursuant to which Common Stock may be issued to include a prior Delmarva incentive plan and (3) add Petron Oil Corporation ("Petron"), an indirect subsidiary of Conectiv, as a participant in the System Money Pool.

In order to provide additional financing flexibility, Conectiv requests an increase in its short-term debt authorization to $800 million. Incremental short-term borrowings requested herein will be subject to all limitations (other than amount) identified in the Financing Order. The short-term debt will be used to provide working capital for the general corporate purposes[1] of Conectiv and its subsidiaries, including Delmarva, and to fund the capital requirements of Conectiv's subsidiaries until long-term financing can be obtained.

In the Financing Order, Conectiv was authorized to issue Common Stock pursuant to the terms of the Conectiv Incentive Compensation Plan (the "Conectiv Plan") and, subject to the filing of the terms of the plans, pursuant to the terms of future compensation plans envisioning the award of common stock. However, options had been issued under the Delmarva Long-Term Incentive Plan (the "Delmarva Plan") that were not extinguished upon the effective date of the Merger, but merely converted to options to buy

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[1] General corporate purposes could include interim funding of the repurchase of outstanding long-term securities.


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Common Stock. Conectiv wishes to amend the authority under the Financing Order to include authority to issue Common Stock under the Delmarva Plan as well as the Conectiv Plan and future plans. 1 General corporate purposes could include interim funding of the repurchase of outstanding long-term securities.

Pursuant to the Financing Order, participation in the System Money Pool was authorized for all companies listed on the cover of Amendment No. 3 to the Application. Conectiv requests authorization for Petron to participate in the Conectiv System Money Pool. Petron, was purchased by Conectiv Energy Supply Company (previously Delmarva Energy Company) on March 2, 1998 in an exempt acquisition of securities pursuant to Rule 58.

For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                                          Jonathan G. Katz
                                                          Secretary